Exhibit 99.2
August 23, 2010
American Oil & Gas Inc.
1050 17th Street, Suite 2400
Denver, Colorado 80265
Re: Initially filed Registration Statement on Form S-4 of Hess Corporation filed on or about August 23, 2010
Gentlemen:
Reference is made to our opinion letter, dated July 27, 2010, with respect to the fairness, from a financial point of view, to the holders (other than holders specified therein) of the outstanding shares of common stock, par value $0.001 per share, of American Oil & Gas Inc. (“American”), of the merger consideration and special dividend, if any, collectively, to be received by such holders pursuant to the Agreement and Plan of Merger, dated as of July 27, 2010, among American, Hess Corporation and Hess Investment Corp.
The foregoing opinion letter was provided for the information and assistance of the board of directors of American in connection with its consideration of the transactions contemplated by the above-referenced agreement and plan of merger and is not to be used, circulated, quoted or otherwise referred to for any other purpose, nor is it to be filed with, included in or referred to in whole or in part in any registration statement, proxy statement or any other document, except in accordance with our prior written consent. We understand that American has determined to include our opinion in the above-referenced Registration Statement.
In that regard, we hereby consent to the reference to our opinion letter under the captions “SUMMARY— American’s Financial Advisor Has Delivered an Opinion to American’s Board of Directors that the Consideration to be Received in the Merger and the Special Dividend (if any) were Fair, from a Financial Point of View, to American’s Stockholders,” “THE MERGER—Background of the Merger,” “THE MERGER—American’s Reasons for the Merger,” “THE MERGER—Opinion of American’s Financial Advisor,” and “TABLE OF CONTENTS—Appendix C—Opinion of Tudor, Pickering, Holt & Co. Securities, Inc.” and to the inclusion of the foregoing opinion letter as Appendix C to the proxy statement/prospectus included in the above-mentioned Registration Statement. Notwithstanding the foregoing, it is understood that our consent is being delivered solely in connection with the filing of the above-mentioned version of the Registration Statement and that our opinion is not to be used, circulated, quoted or otherwise referred to for any other purpose, nor is it to be filed with, included in or referred to in whole or in part in any registration statement (including any subsequent amendments to the above-mentioned version of the Registration Statement), proxy statement or any other document, except in accordance with our prior written consent. In giving such consent, we do not admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission thereunder, nor do we admit that we are experts with respect to any part of the above-mentioned Registration Statement within the meaning of the term “experts” as used in the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission promulgated thereunder.

Very truly yours, TUDOR, PICKERING, HOLT & CO. SECURITIES, INC.
By:	/s/ Lance Gilliland
Lance Gilliland
Managing Director

Heritage Plaza   |   1111 Bagby, Suite 5100   |   Houston, Texas 77002 USA   |   713.333.7100   |   www.TudorPickering.com
Tudor, Pickering, Holt & Co. Securities, Inc.   |   Member FINRA/SIPC